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                                   AMENDMENT
                        (Effective as of June 20, 1995)
                                     of the
          WHIRLPOOL CORPORATION 1989 OMNIBUS STOCK AND INCENTIVE PLAN


The Whirlpool Corporation 1989 Omnibus Stock and Incentive Plan (the "Plan") is hereby amended by the Board of Directors pursuant to Section 6.5(a) of the Plan, effective as of June 20, 1995, as follows:

1. By substituting the following provision in lieu of the current Section 1.4 of the Plan:

"Awards under the Plan may be in the form of any one or more of the following:
(a) Statutory Stock Options ("ISOs," which term shall be deemed to include Incentive Stock Options as defined in Section 2.5 and any future type of tax-qualified option which may subsequently be authorized), Non-statutory Stock Options ("NSOs" and, collectively with ISOs, "Options"), and Stock Appreciation Rights ("SARs") as described in Article II, (b) Performance Units and Performance Shares ("Performance Units" and "Performance Shares") as described in Article III, and (c) Restricted Stock and Restricted Stock Equivalents ("Restricted Stock" and "Restricted Stock Equivalents") as described in Article IV (collectively, "Awards")."


2. By substituting the following provision in lieu of the current Section 1.5 of the Plan:

"Shares of stock covered by Awards under the Plan may be in whole or in part from authorized and unissued or treasury shares of the Corporation's common stock, $1.00 par value per share, or such other shares as may be substituted pursuant to Section 6.2 ("Common Stock"). The maximum number of shares of Common Stock which may be issued for all purposes under the Plan shall be 5,400,000 (subject to adjustment pursuant to Section 6.2). Any shares of Common Stock subject to an Option which for any reason is canceled (excluding shares subject to an Option canceled upon the exercise of a related SAR to the extent shares are issued upon exercise of such SAR) or terminated without having been exercised, or any shares of Restricted Stock or Performance Shares which are forfeited, shall again be available for Awards under the Plan. No fractional shares shall be issued, and the Committee shall determine the manner in which fractional share value shall be treated."
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3.  By adding the following as a new Paragraph 4.5 of Article IV of the Plan:

"4.5  AWARD OF RESTRICTED STOCK EQUIVALENTS:

In lieu of or in addition to the foregoing Restricted Stock Awards, the Committee may award to any Participant restricted stock equivalents, subject to the terms and conditions of Paragraphs 4.2, 4.3, and 4.4 of this Article IV being applied to such awards as if those awards were for Restricted Stock and subject to such other terms and conditions as the Committee may prescribe ("Restricted Stock Equivalents"). Each Restricted Stock Equivalent shall represent the right of the Participant to receive an amount determined in the manner established by the Committee at the time of award, which value may, without limitation, be equal to the Fair Market Value of one share of Common Stock. Payment for Restricted Stock Equivalents may be made in a lump sum or in installments, in cash, Common Stock or in a combination thereof as the Committee may determine."


IN WITNESS WHEREOF, the Company has caused this Amendment to be signed and its corporate seal to be hereunto affixed by its duly authorized officers effective as of June 20, 1995 on this 1st day of August, 1995.


                                                    WHIRLPOOL CORPORATION

ATTEST:
                                                    By ____________________
                                                       David R. Whitwam,
By  ___________________                                Chairman of the Board and
     Daniel F. Hopp                                    Chief Executive Officer
     Vice President, General Counsel
     and Secretary